EXHIBIT 99.1

Ceragenix Announces Ceragenin™ Treated Catheter Virtually Prevents Biofilm Formation in 21 Day Study

DENVER, CO — March 12, 2007 — Ceragenix Pharmaceuticals, Inc. (OTCBB:CGXP), a biopharmaceutical company focused on infectious disease and dermatology,  today announced that a Ceragenin treated catheter was able to virtually prevent bacterial biofilm formation in a 21 day study.  In the study, polyurethane catheters treated with Ceragenins were soaked daily in a phosphate suffered solution along with an untreated catheter.  At day 21, the catheters were challenged with an inoculum of one million colony forming units of methicillin-resistant staph aurius (MRSA).  The untreated control catheter had 30,000 bacterial colony forming units (CFUs) adhered to the catheter surface while the Ceragenin treated catheters had fewer than 100 CFUs adhered to the surface.

“We believe that this study demonstrates the potential for Ceragenins to be utilized as an antimicrobial treatment for indwelling medical devices,” said Steven S. Porter, Chairman and Chief Executive Officer. “We further believe that the duration efficacy of the Ceragenin treatment is very significant given that currently available antimicrobial coatings and treatments are generally efficacious for only 7 to 10 days.  While further development work needs to take place, we were very encouraged by the results of this study.”

The results of this study will be included in a webcast presentation being given later today by Dr. Paul B. Savage of Brigham Young University.  Dr. Savage is the inventor of the Ceragenin technology which Ceragenix has exclusively licensed from Brigham Young University.  The webcast information is as follows:

Date & Time:     March 12, 2007 @ 1:00 PM Eastern Time

Webcast link for viewing presentation    http://www.vcall.com/IC/CEPage.asp?ID=114215

Participant Dial in: U.S. and Canada (Toll Free): 877-407-0782
Participant Dial in: International: 201-689-8567

The call will be available for replay at http://www.investorcalendar.com/ClientPage.asp?ID=114215   or http://www.investorcalendar.com/

Replay Number for U.S. and Canada (Toll Free): 877-660-6853
Replay Number for International: 201-612-7415

Account # 286
Conference ID #: 232309

About Ceragenix

Ceragenix Pharmaceuticals, Inc. is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins (or CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings and as therapeutics for antibiotic-resistant organisms. Ceragenix also owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram™ and NeoCeram™. For additional information on Ceragenix, please visit www.ceragenix.com.

Forward Looking Statements

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the company to raise sufficient capital to finance its planned activities; the ability of the Company to satisfy its outstanding convertible debt obligations; receiving the necessary marketing clearance approvals from the United States Food and Drug Administration; successful clinical trials of the company’s planned products including; the ability to enroll the studies in a timely manner, patient compliance with the study protocol, a sufficient number of patients completing the studies;  the ability of the company to commercialize its planned products; the ability of the company to consummate a favorable marketing agreement with a partner to market EpiCeram™; market acceptance of the company’s planned products, the company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the company to successfully prosecute and protect its intellectual property, and the company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from the company’s forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to the company, may be significant, now or in the future, and these factors may affect the company to a greater extent than indicated. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that the company files from time to time with the Securities and Exchange Commission including its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2007. Except as required by law, the company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:
Ceragenix
Steven S. Porter, 720-946-6440
or  Ron Both

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